KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 26, 2026, with respect to the financial statements of Allspring Government Money Market Fund, Allspring Treasury Plus Money Market Fund, and Allspring 100% Treasury Money Market Fund, three of the funds constituting Allspring Funds Trust, as of January 31, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts April 24, 2026